Exhibit 10.21

SECURITY AGREEMENT

This Security Agreement (this “Agreement”) is entered into as of March 5, 2013, by and between OXFORD FINANCE LLC (“Oxford”; and, in its capacity as collateral agent for the Lenders under the Loan Agreement (as defined below), “Collateral Agent”) and each of the undersigned pledgors (each a “Pledgor” and collectively, the “Pledgors”).

RECITALS

DURATA THERAPEUTICS HOLDING C.V and DURATA THERAPEUTICS INTERNATIONAL B.V., (individually and collectively, jointly and severally, “Borrower”) wishes to borrow money from time to time from Lenders pursuant to that certain Loan and Security Agreement dated as of even date herewith executed by and between Borrower, Collateral Agent and Lenders (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement).

In consideration of the agreement of Lenders to extend credit and make other financial accommodations to Borrower under the Loan Agreement, each Pledgor has executed that certain Unconditional Guaranty dated as of even date herewith in favor of Collateral Agent and Lenders (as amended, restated, or otherwise modified from time to time, the “Guaranty”).

Each Pledgor’s obligations under the Guaranty (the “Guarantor Obligations”) shall be secured pursuant to and in accordance with the terms of this Agreement.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS. Unless otherwise defined herein, capitalized terms used herein shall have the following meanings:

“Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California.

“Collateral” means the property described in Exhibit A attached hereto.

“Foreign Subsidiary” is a Subsidiary that is not an entity organized under the laws of the United States or any territory thereof, and is owned directly or indirectly by an entity organized under the laws of the United States or a territory thereof.

“Insolvency Proceeding” are proceedings by or against Borrower and/or any Pledgor under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with either party’s creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Lender Expenses” means all costs or reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by Collateral Agent and/or any Lender in preparing, negotiating, administering, defending, and enforcing this Agreement and the Guarantor Obligations (including, without limitation, those incurred during appeals and/or Insolvency Proceedings).

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer.

“Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by any Pledgor or Pledgor’s Subsidiary, in any Subsidiary; provided that, in the event a Pledgor, demonstrates to Collateral Agent’s reasonable satisfaction, that a pledge of more than sixty five percent (65%) of the Shares of such Subsidiary which is a Foreign Subsidiary, creates a present and existing adverse tax consequence to Pledgor under the U.S. Internal Revenue Code, “Shares” shall mean sixty five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by such Pledgor or its Subsidiary in such Foreign Subsidiary.

2. CREATION OF SECURITY INTEREST

2.1 Grant of Security Interest. Each Pledgor grants Collateral Agent, for the ratable benefit of the Lenders, a continuing security interest in the Collateral to secure the prompt payment and performance of the Guarantor Obligations. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof (in each case, subject to Permitted Liens). Upon the occurrence and during the continuation of an Event of Default, Collateral Agent or any Lender may liquidate the Collateral and apply such funds toward repayment of the Guarantor Obligations. Such liquidation shall not be deemed a set-off.

2.2 Delivery of Additional Documentation Required. Each Pledgor will from time to time execute and deliver to Collateral Agent, for the ratable benefit of the Lenders, at the request of Collateral Agent, all financing statements and other documents that Collateral Agent may reasonably request, in form reasonably satisfactory to Collateral Agent, to perfect and continue the perfection of Collateral Agent’s security interests in the Collateral. Each Pledgor authorizes Collateral Agent to file financing statements without notice to a Pledgor, in all appropriate jurisdictions, as Collateral Agent deems appropriate, to perfect or protect Collateral Agent’s interest in the Collateral.

2.3 Pledge of Collateral. Each Pledgor hereby pledges, assigns and grants to Collateral Agent, for the ratable benefit of the Lenders, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Effective Date, or, to the extent not certificated as of the Effective Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by the respective Pledgor. To the extent required by the terms and conditions governing the Shares, the relevant Pledgor shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Collateral Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Collateral Agent and cause new (as applicable) certificates representing such securities to be issued in the name of Collateral Agent or its transferee. Each Pledgor will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, each Pledgor shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

3. REPRESENTATIONS AND WARRANTIES

Each Pledgor represents and warrants as follows:

3.1 Due Organization and Qualification. Pledgor is duly existing and in good standing under the laws of its jurisdiction of formation and is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified except where the failure to be so qualified could not reasonably be expected to cause a Material Adverse Change.

3.2 Due Authorization; No Conflict. The execution, delivery, and performance of this Agreement are within Pledgor’s powers, have been duly authorized, and neither conflict with nor constitute a breach of any provision contained in Pledgor’s formation documents or bylaws, nor will they constitute an event of default under any material agreement to which Pledgor is a party or by which Pledgor is bound.

3.3 No Prior Encumbrances. Pledgor has good title to the Collateral, free and clear of any liens, security interests, or other encumbrances other than the security interest in favor of Collateral Agent and other Permitted Liens.

3.4 Litigation. Except as disclosed on the Perfection Certificate, there is no action, suit or proceeding affecting Pledgor pending or, to Pledgor’s knowledge, threatened in writing before any court, arbitrator, or governmental authority, domestic or foreign, which could reasonably be expected to have a material adverse effect on the ability of Pledgor to perform its obligations under this Agreement and the Guaranty.

3.5 Shares. Pledgor has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Pledgor from pledging the Shares pursuant to this Agreement. To Pledgor’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non assessable. To Pledgor’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Pledgor knows of no reasonable grounds for the institution of any such proceedings.

3.6 Solvency. The incurrence of Pledgor’s obligations under this Agreement will not cause Pledgor to (a) become insolvent; (b) be left with unreasonably small capital for any business or transaction in which Pledgor is presently engaged or plans to be engaged; or (c) be unable to pay its debts as such debts mature.

4. AFFIRMATIVE COVENANTS

Each Pledgor covenants and agrees that, until the Guarantor Obligations cease, such Pledgor shall do all of the following:

4.1 Good Standing. Maintain its existence and its good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify could have a material adverse effect on Pledgor’s business.

4.2 Government Compliance. Comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a material adverse effect on Pledgor’s business.

4.3 Insurance.

(a) At Pledgor’s expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Pledgor’s business is conducted on the date hereof. Pledgor shall also maintain insurance relating to Pledgor’s ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Pledgor’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Lender. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Lender, showing Lender as an additional loss payee thereof and all liability insurance policies shall show the Lender as an additional insured, and shall specify that the insurer must give at least 20 days notice to Lender before canceling its policy for any reason (except 10 days for non-payment).

4.4 Taxes. Make timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Pledgor in good faith contests its obligations by appropriate proceedings promptly and diligently instituted and conducted), and shall deliver to Lender, upon demand, appropriate certificates attesting to such payments.

4.5 Operating Accounts.

(a) Maintain all of each Pledgor’s and their Subsidiaries’ (if such Subsidiaries are a Borrower or Guarantor) Collateral Accounts in accounts which are subject to a Control Agreement in favor of Collateral Agent (or to the extent such account is maintained in the Netherlands, subject to a Dutch law right of pledge in favor of Collateral Agent). The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Pledgor’s or any of its Subsidiaries’ employees and identified to Collateral Agent by Pledgor as such in the Perfection Certificates as updated from time to time.

(b) Pledgor shall provide Collateral Agent five (5) days’ prior written notice before any Pledgor or any of their Subsidiaries establishes any Collateral Account at or with any Person other than Deutsche Bank, Morgan Stanley or Bank of America. In addition, for each Collateral Account that any Pledgor or any of their Subsidiaries that are a Borrower or Guarantor, at any time maintains, Pledgor or such Subsidiary shall (unless such account is maintained in the Netherlands, in which case such account shall be subject to a Dutch law right of pledge in favor of Collateral Agent) cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder prior to the establishment of such Collateral Account, which Control Agreement may not be terminated without prior written consent of Collateral Agent. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Pledgor’s, or any of its Subsidiaries’, employees and identified to Collateral Agent by Pledgor as such in the Perfection Certificates as updated from time to time as permitted under the Loan Agreement.

(c) Neither any Pledgor nor any of their Subsidiaries shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with Section 4.5(a) and (b).

5. NEGATIVE COVENANTS

Each Pledgor covenants and agrees that, until the Guarantor Obligations cease, such Pledgor shall not do any of the following:

5.1 Dispositions. Convey, sell, lease, transfer, pledge, assign control over or otherwise dispose of (collectively, “Transfer”) all or any part of the Collateral other than Transfers (a) in the ordinary course of business; (b) of non-exclusive licenses and similar arrangements for the use of the Collateral; (c) of worn-out or obsolete equipment; or (d) permitted under the Loan Agreement.

5.2 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, except for Permitted Indebtedness.

5.3 Encumbrances. Create, incur, assume or suffer to exist any security interest, lien or encumbrance with respect to the Collateral, other than the security interest in favor of Collateral Agent and other Permitted Liens.

5.4 Change in Jurisdiction of Formation, Organizational Structure, Type. Without 30 days prior written notice to Collateral Agent, change its jurisdiction of formation or its organizational structure or type.

5.5 Distributions; Investments. (a) Pay any dividends (other than dividends payable solely in capital stock or dividends paid to any Pledgor) or make any distribution or payment in respect of or redeem, retire or purchase any capital stock (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate per fiscal year) or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

6. EVENTS OF DEFAULT

Any one or more of the following events shall constitute an Event of Default under this Agreement:

6.1 Covenant Default. If a Pledgor fails or neglects to perform, keep, or observe any material term, provision, condition, covenant, or agreement contained in this Agreement or the Guaranty, and, except with respect to Sections 5.1, 5.2, 5.3 and 5.4 of this Agreement, as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after such Pledgor’s attempts in the 10 day period, and the default may be cured within a reasonable time, then such Pledgor has an additional time, (of not more than 30 days) to attempt to cure the default. During the cure periods set forth herein, the failure to cure the default is not an Event of Default.

6.2 Attachment. If any portion of the Collateral is made the subject of a lien, security interest or other encumbrance (other than that in favor of Collateral Agent), or is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 15 days, or if Pledgor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs. During the cure period set forth herein, the failure to cure the default is not an Event of Default.

6.3 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Collateral Agent or any Lender by any Responsible Officer pursuant to this Agreement or to induce Collateral Agent and Lenders to enter into this Agreement or the Guaranty.

6.4 Insolvency. (a) Either (i) a Pledgor becomes insolvent; or (ii) Pledgors and their Subsidiaries, taken as a whole, become insolvent; (b) a Pledgor begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Pledgor and not dismissed or stayed within 30 days.

6.5 Material Adverse Change. If there (a) occurs a material adverse change in the business, operations, or financial condition of a Pledgor, or (b) is a material impairment of the value or priority of Lender’s security interest in the Collateral.

7. COLLATERAL AGENT’S RIGHTS AND REMEDIES

7.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by each Pledgor:

(a) Exercise all rights available to it under the Code and applicable law;

(b) Set off and apply to the obligations any and all (i) balances and deposits of a Pledgor held by Collateral Agent or any Lender or in which Collateral Agent or any Lender acts as custodian, or (ii) indebtedness at any time owing to or for the credit or the account of a Pledgor held by Collateral Agent or any Lender; and

(c) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including a Pledgor’s premises) as Collateral Agent and/or any Lender determines is commercially reasonable in accordance with the Code.

7.2 Remedies Cumulative. Collateral Agent’s rights and remedies under the Loan Agreement and any documents related thereto, the Guaranty, and this Agreement shall be cumulative. Collateral Agent shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by

Collateral Agent of one right or remedy shall be deemed an election, and no waiver by Collateral Agent of any Event of Default on a Pledgor’s part shall be deemed a continuing waiver. No delay by Collateral Agent shall constitute a waiver, election, or acquiescence by it.

7.3 Demand; Protest. Each Pledgor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Collateral Agent or any Lender on which a Pledgor may in any way be liable.

7.4 Power of Attorney. When an Event of Default occurs and continues, each Pledgor irrevocably appoints Collateral Agent as its lawful attorney to: (a) endorse Pledgor’s name on any checks or other forms of payment or security; (b) sign Pledgor’s name on any invoice or bill of lading for any account or drafts against account debtors, (c) make, settle, and adjust all claims under Pledgor’s insurance policies; (d) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Collateral Agent determines reasonable; and (e) transfer the Collateral into the name of Collateral Agent or a third party. Collateral Agent may exercise the power of attorney to sign each Pledgor’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Collateral Agent’s appointment as each Pledgor’s attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until the Guarantor Obligations cease.

7.5 Lender Expenses. If a Pledgor fails to pay any amount due hereunder or furnish any required proof of payment to third persons in connection with the Collateral, Collateral Agent or any Lender may make all or part of the payment and take any action Collateral Agent or any Lender deems prudent. Any amounts paid by Collateral Agent or any Lender are Lender Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Collateral Agent or any Lender are deemed an agreement to make similar payments in the future or Collateral Agent or any Lender’s waiver of any Event of Default. After the sale of any of the Collateral, Collateral Agent may deduct all of its Lender Expenses for preserving, collecting, selling and delivering the Collateral and for enforcing its rights with respect to the Guarantor Obligations, and shall apply the remainder of the proceeds to the Guarantor Obligations in such manner as Collateral Agent in its reasonable discretion shall determine, and shall pay the balance, if any, to Pledgors.

7.6 Collateral Agent’s Liability for Collateral. If Collateral Agent complies with reasonable banking practices, it is not liable or responsible for the safekeeping of the Collateral.

8. NOTICES

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by prepaid facsimile to Pledgors or to Collateral Agent and Lenders, as the case may be, at its addresses and facsimile numbers set forth below:

If to a Pledgor:	c/o DURATA THERAPEUTICS, INC.
200 South Wacker Drive, Suite 2550
Chicago, Illinois 60606
Attn: Corey N. Fishman
Fax: (312) 612-5298
Email: cfishman@duratatherapeutics.com

If to Collateral Agent:	OXFORD FINANCE LLC
133 N. Fairfax Street
Alexandria, VA 22314
Attn: Legal Department
Fax: (703) 519-5225
Email: LegalDepartment@oxfordfinance.com

Either party hereto may change the address or facsimile number at which it is to receive notices hereunder by notice in writing in the foregoing manner given to the other.

9. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER. New York law governs this Agreement without regard to principles of conflicts of law. Pledgor, Lenders and Collateral Agent each submit to the exclusive jurisdiction of the State and Federal courts in the City of New York, Borough of Manhattan. NOTWITHSTANDING THE FOREGOING, COLLATERAL AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST PLEDGOR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH COLLATERAL AGENT AND THE LENDERS DEEM NECESSARY OR APPROPRIATE TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE COLLATERAL AGENT’S AND THE LENDERS’ RIGHTS AGAINST PLEDGOR OR ITS PROPERTY. Each Pledgor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and such Pledgor hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Pledgor hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to any Pledgor at the address set forth in, or subsequently provided by any Pledgor in accordance with, Section 8 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of a Pledgor’s actual receipt thereof or three (3) days after deposit in the U.S. mails, first class, registered or certified mail return receipt requested, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PLEDGOR, COLLATERAL AGENT, AND THE LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL

10. GENERAL PROVISIONS

10.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Pledgor may assign this Agreement or any rights under it without Collateral Agent’s prior written consent which may be granted or withheld in Collateral Agent’s reasonable discretion. Collateral Agent has the right, without the consent of or notice to a Pledgor, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Collateral Agent’s obligations, rights and benefits under this Agreement.

10.2 Indemnification. Each Pledgor will indemnify, defend and hold harmless Collateral Agent and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Guaranty and/or this Agreement; and (b) all losses or Lender Expenses incurred, or paid by Collateral Agent or any Lender from, following, or consequential to transactions between Collateral Agent or any Lender and a Pledgor under the Guaranty and/or this Agreement (including reasonable attorneys’ fees and expenses), except for losses caused by Collateral Agent’s or Lender’s gross negligence or willful misconduct.

10.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

10.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

10.5 Amendments in Writing, Integration. All amendments to this Agreement must be in writing and executed by the parties hereto. This Agreement and the Guaranty represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Guaranty.

10.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, are one Agreement.

10.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any obligations remain outstanding. The obligations of each Pledgor in Section 10.2 to indemnify Collateral Agent will survive until all statutes of limitations for actions that may be brought against Collateral Agent have run.

10.8 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between a Pledgor and Collateral Agent arising out of the Guaranty or this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled, whether or not a lawsuit is filed.

10.9 Disclosure of Information; Borrower Collateral. Each Pledgor acknowledges that it has, independently of and without reliance on Collateral Agent or any Lender, made its own credit analysis of Borrower and the assets pledged by Borrower to Collateral Agent, for the ratable benefit of the Lenders under the Loan Agreement, if any (the “Borrower Collateral”), performed its own legal review of this Agreement, the Guaranty, the Loan Agreement and all related documents and filings, and is not relying on Collateral Agent or any Lender with respect to any of the aforesaid items. Each Pledgor has established adequate means of obtaining from Borrower, on a continuing basis, financial and other information pertaining to Borrower’s financial condition and the value of the Borrower Collateral and status of Collateral Agent’s lien on and in the Borrower Collateral. Each Pledgor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect such Pledgor’s risks hereunder or under the Guaranty, and each Pledgor further agrees that Collateral Agent and each Lender shall have no obligation to disclose to a Pledgor information or material with respect to Borrower or the Borrower Collateral acquired in the course of Collateral Agent’s or any Lender’s relationship with Borrower. Collateral Agent makes no representation, express or implied, with respect to the Borrower Collateral or its interest in, or the priority or perfection of its lien on and in the Borrower Collateral. Each Pledgor acknowledges that its obligation hereunder will not be affected by (a) Collateral Agent’s failure properly to create a lien on or in the Borrower Collateral, (b) Collateral Agent’s failure to create or maintain a priority with respect to the lien purported to be created in the Borrower Collateral, or (c) any act or omission of Collateral Agent or any Lender (whether negligent or otherwise) which adversely affects the value of the Borrower Collateral or Collateral Agent’s lien thereon or the priority of such lien.

[Balance of Page Intentionally Left Blank]

This Security Agreement is executed as of the date first above written.

PLEDGOR:	DURATA THERAPEUTICS, INC.

	By:	/s/ Corey N. Fishman

	Name:	Corey N. Fishman

	Title:	Chief Operating Officer and Chief Financial Officer

VICURON PHARMACEUTICALS INC.

	By:	/s/ Corey N. Fishman

	Name:	Corey N. Fishman

	Title:	Treasurer

COLLATERAL AGENT AND LENDER:	OXFORD FINANCE LLC

	By:	/s/ Mark Davis

	Name:	Mark Davis

	Title:	Vice President — Finance, Secretary & Treasurer

[Signature Page to Security Agreement]

EXHIBIT A

The Collateral consists of all of Pledgor’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as noted below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Pledgor’s books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Collateral Agent’s security interest in such Accounts and such other property of Pledgor that are proceeds of the Intellectual Property.

Notwithstanding any provision in this Agreement or any Loan Document to the contrary, the grant of security interest herein shall not extend to and the term “Collateral” shall not include (i) any “intent-to-use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, (ii); the Bank of America CDs; (iii) the Connecticut Assets; and (iv) any equipment subject to a Lien described in clauses (c) and (h) of the definition of Permitted Liens, in each case if the granting of a Lien in such equipment is prohibited by or would constitute a default under the agreement governing such equipment (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code); provided that upon the termination, lapsing or expiration of any such prohibition, such equipment, as applicable, shall automatically be subject to the security interest granted in favor of Lender hereunder and become part of the “Collateral.”

Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and the Lenders, Pledgor has agreed not to encumber any of its Intellectual Property except as otherwise permitted under the Loan Agreement.